Exhibit 10.5

Execution Version

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of December 9, 2021, by and among Vector Holding, LLC, a Delaware limited liability company, who will be known as Getty Images Holdings, Inc. as of the Closing and the effectiveness of this Agreement (“New CCNB”, and as of the Closing, the “Company”), and each of the Persons listed on Schedule A hereto and any additional Person that becomes a party to this Agreement in accordance with Section 8.16 hereof (each of the Persons party to this Agreement, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, New CCNB is party to that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”), by and among New CCNB, CC Neuberger Principal Holdings II, a Cayman Islands exempted company (“CCNB”), Vector Domestication Merger Sub, LLC, a Delaware limited liability company (“Domestication Merger Sub”), Vector Merger Sub 1, LLC, a Delaware limited liability company (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company (“G Merger Sub 2”), Griffey Global Holdings, Inc., a Delaware corporation (“Legacy Griffey”) and, for limited purposes set forth therein, Griffey Investors, L.P., a Delaware limited partnership;

WHEREAS, pursuant to the Business Combination Agreement, among other things, (a) (i) on the Business Day prior to the Closing, New CCNB will convert into a Delaware corporation, (ii) prior to the Closing, on the Closing Date, CCNB will merge with and into Domestication Merger Sub, with Domestication Merger Sub surviving as a direct wholly-owned subsidiary of New CCNB and (iii) at the Closing New CCNB will amend and restate its certificate of incorporation in accordance with the Business Combination Agreement and change its name to “Getty Images Holdings, Inc.” (the “Charter Amendment”) and (b) (i) G Merger Sub 1 will merge with and into Legacy Griffey (the “First Getty Merger”), with Legacy Griffey surviving (the “First Surviving Company”) as a direct wholly-owned subsidiary of Domestication Merger Sub and an indirect wholly-owned subsidiary of New CCNB, and (ii) Legacy Griffey will merge with and into G Merger Sub 2 (such merger, the “Second Getty Merger” and together with the First Getty Merger, the “Getty Mergers”, and together with Domestication Merger, the “Mergers”), with G Merger Sub 2 surviving as a direct wholly-owned subsidiary of Domestication Merger Sub and an indirect wholly-owned subsidiary of New CCNB;

WHEREAS, as a result of the transactions contemplated by the Business Combination Agreement, each of the Getty Family Stockholders (as defined below), the Koch Stockholders (as defined below) and the Sponsor Stockholders (as defined below) will become stockholders of the Company; and

WHEREAS, it is a condition to the Closing that the parties hereto enter into this Agreement, to be effective as of and conditioned upon the occurrence of the Closing.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Definitions. For purposes of this Agreement:

1.1           “Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Agreement.

1.2           “Backstop Agreement” shall mean that certain Backstop Facility Agreement, dated as of November 16, 2020, by and between CCNB and NBOKS.

1.3           “Beneficially Own” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that, for purposes of this Agreement, a Transfer with respect to any Equity Securities means that the Transferor no longer Beneficially Owns such Equity Securities (except, for the avoidance of doubt, for any Transfer to Permitted Transferees or with respect to pledges or encumbrances which do not Transfer economic risk). “Beneficially Owns,” “Beneficially Owned,” and “Beneficial Ownership” shall have correlative meanings.

1.4           “Bylaws” shall mean the Bylaws of the Company as in effect on the Closing Date following the Closing and thereafter from time to time amended in accordance with the terms hereof and thereof and pursuant to applicable law.

1.5           “Business Day” shall have the meaning set forth in the Business Combination Agreement.

1.6           “CC Capital” shall mean CC NB Sponsor 2 Holdings LLC, a Delaware limited liability company.

1.7           “CEO Director” shall have the meaning set forth in Section 3.2.

1.8           “Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company as in effect on the Closing Date following the Charter Amendment and thereafter from time to time amended in accordance with the terms hereof and thereof and pursuant to applicable law.

1.9           “Closing” shall have the meaning set forth in the Business Combination Agreement.

1.10         “Closing Date” shall have the meaning set forth in the Business Combination Agreement.

1.11         “Company Board” shall mean the Board of Directors of the Company.

1.12         “Company Confidential Information” shall mean any confidential and proprietary information, documents and materials of the Company and its Subsidiaries and all of the foregoing’s respective employees, officers, directors, managers, consultants, representatives, analyses, models, securities positions, purchases, sales, investments, activities, business, affairs or other transactions or matters, in each case that are provided by or on behalf of the Company.

1.13         “Company Shares” shall mean New CCNB Class A Common Shares owned by the applicable Investor Stockholder or its Permitted Transferees; provided, however, any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), New CCNB Class A Common Shares, including any (a) New CCNB Class A Common Shares issued upon the conversion of New CCNB Class B Common Shares, (b) New CCNB Class A Common Shares which are issued as Earn-Out Shares and (c) options and warrants to purchase New CCNB Class A Common Shares or any New CCNB Class A Common Shares underlying such convertible securities, shall not be “Company Shares” under this Agreement until their conversion, exercise or exchange, as applicable, to New CCNB Class A Common Shares.

1.14         “Coordination Committee” shall have the meaning set forth in Section 5.

1.15         “Director” shall mean a member of the Company Board.

1.16         “Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

1.17         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.18         “Existing Investor Lock-Up Period” shall mean, with respect to the Lock-Up Shares held by the Lock-Up Holders, the period beginning on the Closing Date and ending on the date that is one hundred eighty (180) days after the Closing Date.

1.19         “Family Member” shall mean with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust, partnership, limited liability company or similar estate planning entity created for the benefit of such Person or of which any of the foregoing is a beneficiary.

1.20         “Forward Purchase Agreement” means that certain forward purchase agreement, dated as of August 4, 2021, among CCNB and NBOKS, as amended by that certain Side Letter, dated as of the date hereof, by and between CCNB, New CCNB and NBOKS, pursuant to which NBOKS agreed to purchase up to an aggregate of 20,000,000 New CCNB Class A Common Shares and a number of redeemable warrants to purchase New CCNB Class A Common Shares equal to 3,750,000, in a private placement to occur concurently with the Closing.

1.21         “Founder Holders” shall mean, collectively, the Sponsor Stockholders, Joel Alsfine, James Quella, Jonathan Gear, together with their successors and any Permitted Transferee that becomes a party hereto pursuant to Section 8.16.

1.22         “Founder Shares Lock-Up Period” shall mean, with respect to the Lock-Up Shares held by the Founder Holders, the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date.

1.23         “Getty Family Affiliate” shall mean (a) any trust the beneficiaries of which are all Getty Family Members and/or other Persons described in clauses (b), (c) and (d) of this definition (each, a “Getty Trust”), (b) any Getty Family Member, (c) any other Person with respect to which all of the outstanding Equity Securities are owned beneficially and of record solely by Getty Family Members and/or Getty Trusts, (d) in the case of any Getty Family Member, any other Person to whom Securities are transferred by the laws of descent and distribution if such Getty Family Member is intestate and (e) any other Affiliate of any Getty Family Stockholder or any Affiliate of any other Person described in clauses (a) through (d) of this definition.

1.24         “Getty Family Member” shall mean any lineal descendant of J. Paul Getty (including children of any such lineal descendant by adoption and step-children) or the spouse of any such lineal descendent.

1.25         “Getty Family Nominator” shall mean Getty Investments L.L.C. together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 8.16.

1.26         Getty Family Permitted Encumbrance” shall mean any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, lien, deed of trust, security interest or other encumbrance (collectively, “Encumbrance”) granted by a Getty Family Member, in each case, solely as of or prior to the date of this Agreement which will be in respect of (following the receipt by such Getty Family Member of Company Shares and other merger consideration in the Mergers along with any purchases of Company Shares made by such Getty Family Member) any Lock-Up Shares owned by such Getty Family Member at or following the Closing and/or any Getty Trust or Getty Family Affiliate established by such Getty Family Member. For the avoidance of doubt, only such Equity Securities of the Company that are (or if held by a Getty Family Member as of the date hereof would be) subject to any such existing Encumbrance as of the date of this Agreement shall not constitute a Transfer (other than in the case of a foreclosure, which shall constitute a Transfer) and any further Transfer including by the beneficiary of such encumbrance shall constitute a Transfer.

1.27         “Getty Family Stockholders” shall mean Getty Investments L.L.C., Mark Getty, The October 1993 Trust and The Options Settlement, together with their respective successors and any Permitted Transferee that becomes a party hereto pursuant to Section 8.16.

1.28         “Investor Director” shall mean any of the Getty Directors, the Koch Directors or the Sponsor Director.

1.29         “Investor Stockholder” shall mean any of the Getty Family Stockholders, the Koch Stockholders or the Sponsor Stockholders.

1.30         “Koch Stockholders” shall mean Koch Icon Investments, LLC, together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 8.16.

1.31         “Law” shall have the meaning set forth in the Business Combination Agreement.

1.32         “Lock-Up Holders” shall mean each of the Getty Family Stockholders, the Koch Stockholders and the other Persons set forth on Schedule B together with their respective successors and any Permitted Transferees.

1.33         “Lock-Up Shares” shall have the meaning set forth in Section 4.1.

1.34         “Management Stockholders” shall mean those Persons set forth on Schedule C together with their respective successors and any Permitted Transferees.

1.35         “Material Sales of Shares” shall mean any sale by the Koch Stockholders or the Getty Family Stockholders of shares (other than any transfer to a Permitted Transferee or that would otherwise be permitted pursuant to Section 4.2) representing more than one percent (1%) of the issued share capital of the Company in a single transaction by such stockholder.

1.36         “NBOKS” shall mean Neuberger Berman Opportunistic Capital Solutions Master Fund LP, a Cayman Islands exempted company.

1.37         “Necessary Action” shall mean, with respect to a specified result, all actions (to the extent such actions are permitted by Law and do not conflict with the terms of this Agreement) necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to the Company Shares, (b) causing the adoption of stockholders’ resolutions and amendments to the Certificate of Incorporation, (c) executing agreements and instruments, (d) causing the members of the Company Board to take such actions (to the extent allowed by Delaware law) and/or (e) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations, publications or similar actions that are required to achieve such result.

1.38         “New CCNB Class A Common Shares” shall mean the Class A common stock of the Company, par value $0.0001 per share, to be authorized pursuant to the Certificate of Incorporation.

1.39         “New CCNB Class B Common Shares” shall mean the New CCNB Series B-1 Common Shares and the New CCNB Series B-2 Common Shares.

1.40         “New CCNB Series B-1 Common Shares” shall mean the shares of Series B-1 common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the Certificate of Incorporation.

1.41         “New CCNB Series B-2 Common Shares” shall mean the shares of Series B-2 common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the Certificate of Incorporation.

1.42         “NYSE” shall have the meaning set forth in Section 3.2.

1.43         “Observer” shall have the meaning set forth in Section 3.8.

1.44         “Permitted Equity Financing” shall have the meaning set forth in the Business Combination Agreement.

1.45         “Permitted Transferee” shall mean, with respect to any Person, (a) any Affiliate, limited partner, member, stockholder or beneficiary of such Person (including any partner, shareholder, stockholder, beneficiary or member controlling or under common control with such Person, and, with respect to the Sponsor Stockholders, each of CC Capital and NBOKS), (b) any Family Member of such Person, (c) with respect to any Person that is a limited liability company, a limited partnership, an investment fund, vehicle or similar entity, (i) any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (ii) any direct or indirect limited partner or investor in such limited liability company, limited partnership, investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (d) in the case of any Person who is an individual, (i) any successor by virtue of laws of descent and distribution upon death of such individual, or (ii) pursuant to a qualified domestic relations order (provided, however, that (i) in no event shall any “portfolio companies” (as such term is customarily used in the private equity industry) of such Person or any entity that is controlled by a “portfolio company” of an Investor Stockholder constitute a Permitted Transferee) and (ii) no entity that operates or engages in a business which competes with the business of the Company or its subsidiaries shall constitute a Permitted Transferee of any Person; provided, that no Person (for the avoidance of doubt, excluding portfolio companies) shall be deemed to operate or engage in any such competing business as a result of ownership of securities (including a controlling interest) of any portfolio company that engages in or competes with the business of the Company; provided, further, that, for clarity, this clause (ii) shall not apply to any Person other than an operating entity. Without limiting the foregoing, with respect to the Getty Family Stockholders, “Permitted Transferee” shall include any Getty Family Affiliate.

1.46         “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.47         “PIPE Investment” shall have the meaning set forth in the Business Combination Agreement.

1.48         “Proceeding” shall have the meaning set forth in the Business Combination Agreement.

1.49         “Related Party” shall have the meaning set forth in Section 8.13.

1.50         “Representative” shall mean, as to any Person, any of the officers, directors, managers, trustees, employees, counsel, accountants, financial advisors and consultants of such Person.

1.51         “SEC” shall have the meaning set forth in Section 3.2.

1.52         “Sponsor Nominator” shall mean CC Capital, together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 8.16.

1.53         “Sponsor Stockholders” shall mean CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company, together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 8.16.

1.54         “Stockholder Parties” shall mean the Parties other than the Company.

1.55         “Subsidiaries” shall mean, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

1.56         “Three Director Appointment Threshold” shall have the meaning set forth in Section 3.3(a).

1.57         “Two Director Appointment Threshold” shall have the meaning set forth in Section 3.3(a).

1.58         “Transfer” shall mean, (a) when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition, contract or legally binding agreement to undertake any of the foregoing, by the Transferor (whether by operation of law or otherwise) and, (b) when used as a verb, (i) the voluntary or involuntary sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or the establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security by the Transferor, (ii) entry by the Transferor into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided, however, that notwithstanding anything to the contrary in this Agreement, a Transfer shall not include any Getty Family Permitted Encumbrance; provided, further, that for purposes of Section 4, a transfer of any Equity Securities of the Company upon a foreclosure under a Getty Family Permitted Encumbrance or the subsequent Transfer of any Equity Securities subject thereto shall constitute a Transfer. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

2.             Representations and Warranties.

Each of the Parties hereby represents and warrants to each other Party that as of the date such Party executes this Agreement:

2.1           Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Party who is not an individual is duly organized and validly existing under the laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

2.2           Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such Party who is not an individual; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Party is a Party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party.

2.3           Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

3.             Company Board.

3.1           Size. Each Director shall serve on the Company Board for the time periods set forth in the Certificate of Incorporation, the Bylaws and this Agreement. Without limiting the Getty Family Stockholders’, the Koch Stockholders’ or the Sponsor Stockholders’ rights pursuant to this Section 3, the Company Board may increase or decrease its size in accordance with the provisions of the Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws and the organizational documents of the Company’s Subsidiaries, as they may be amended from time to time, shall not at any time be inconsistent with the terms of this Agreement.

3.2           Board Members. Each of the Investor Stockholders and Management Stockholders, severally and not jointly, agrees with the Company to take all Necessary Action to cause (a) the Company Board to be comprised of a number of directors as agreed by the Getty Family Stockholders, Koch Stockholders and the Sponsor Stockholders in accordance with the rights set forth herein and (b) those individuals to be nominated in accordance with this Section 3, initially (i) three (3) of whom have been or will be nominated by the Getty Family Nominator, and thereafter nominated pursuant to Section 3.3(a) or Section 3.5 of this Agreement (each, a “Getty Family Director”), (ii) two (2) of whom have been or will be nominated by the Koch Stockholders, and thereafter nominated pursuant to Section 3.3(b) or Section 3.5 of this Agreement (each, a “Koch Director”), (iii) one (1) of whom have been or will be nominated by the Sponsor Nominator (on behalf of the Sponsor Stockholders) and thereafter designated pursuant to Section 3.3(c) or Section 3.5 of this Agreement (the “Sponsor Director”), (iv) the Chief Executive Officer of the Company, initially Craig Peters (the “CEO Director”) and (v) a number of independent directors sufficient to comply with the requisite independence requirements of the New York Stock Exchange (“NYSE”) and the rules and regulations of the United States Securities and Exchange Commission (“SEC”), which such directors as of the Effective Date (as defined in the Certificate of Incorporation) shall initially be selected and mutually agreed by the Getty Family Nominator, the Koch Stockholders and the Sponsor Nominator. Each of the Getty Family Stockholders, the Koch Stockholders and the Sponsor Stockholders, severally and not jointly, agrees with the Company to take all Necessary Action to cause the foregoing directors to be divided into three classes of directors, with each class serving for staggered three year-terms as follows:

(a)           the Class I Directors shall include: one (1) Getty Family Director;

(b)           the Class II Directors shall include: one (1) Getty Family Director, one (1) Koch Director and one (1) Sponsor Director;

(c)           the Class III Directors shall include: one (1) Getty Family Director and one (1) Koch Director.

(a)           The initial term of the Class I Directors shall expire immediately following the Company’s 2023 annual meeting of stockholders at which Directors are elected. The initial term of the Class II Directors shall expire immediately following the Company’s 2024 annual meeting of stockholders at which Directors are elected. The initial term of the Class III Directors shall expire immediately following the Company’s 2025 annual meeting at which Directors are elected. Until the date that is immediately following the Company’s 2025 annual meeting of stockholders at which Directors are elected, the appointment of any independent director and any increase of the size of the Board shall require the consent of the Getty Family Stockholders, the Koch Stockholders and the Sponsor Stockholders; provided that (i) the consent of the Getty Family Stockholders and Koch Stockholders, as applicable, shall not be required following such date as the Getty Family Stockholders and Koch Stockholders, respectively, cease to Beneficially Own at least five percent (5)% of the total Company Shares and (ii) the consent of the Sponsor Stockholders shall not be required following such date as the Sponsor Stockholders cease to Beneficially Own at least 7,674,000 Company Shares, as adjusted for stock splits, stock combinations, and the like.

3.3           Designation Rights. Subject to the terms and conditions of this Agreement, from and after the Closing:

(a)           Getty Family Directors: For so long as (i) the Getty Family Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to or greater than 52,000,000 Company Shares, as adjusted for stock splits, stock combinations, and the like (the “Three Director Appointment Threshold”), the Getty Family Nominator shall be entitled to nominate three (3) individuals to the Company Board to serve as Getty Directors, (ii) if the Getty Family Stockholders do not meet the Three Director Appointment Threshold, but the Getty Family Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to or greater than 26,000,000 Company Shares, as adjusted for stock splits, stock combinations, and the like (the “Two Director Appointment Threshold”), the Getty Family Nominator shall be entitled to nominate two (2) individuals to the Company Board to serve as Getty Directors, and (iii) the Getty Family Stockholders Beneficially Own, in the aggregate, fewer than 26,000,000 Company Shares, as adjusted for stock splits, stock combinations, and the like, but greater than or equal to five percent (5%) of the total number of outstanding Company Shares (but less than a number of Company Shares that would meet the Two Director Appointment Threshold), the Getty Family Nominator shall be entitled to nominate one (1) individual to the Company Board to serve as a Getty Director. In the event that the Getty Family Stockholders Beneficially Own, in the aggregate, less than five percent (5%) of the total number of outstanding Company Shares, the Getty Family Nominator shall not be entitled to nominate any individual to the Company Board pursuant to this Section 3.3. No delay by the Getty Family Nominator in nominating any individuals to the Company Board pursuant to this Section 3.3(a) shall impair its right to subsequently nominate any individuals to the Company Board pursuant to this Section 3.3(a). In the event that the Getty Family Nominator has nominated less than the total number of nominees that the Getty Family Nominator is entitled to nominate to the Company Board pursuant to this Section 3.3(a), the Getty Family Nominator shall have the right, at any time, to nominate such additional nominees to the Company Board to which they are entitled, in which case, the Company shall take all Necessary Action, to enable the Getty Family Nominator to nominate and effect the election or appointment of such additional individuals to the Company Board.

(b)           Koch Directors: For so long as (i) the Koch Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to or greater than 26,000,000 Company Shares, as adjusted for stock splits, stock combinations, and the like, the Koch Stockholders shall be entitled to nominate two (2) individuals to the Company Board to serve as Koch Directors and (ii) the Koch Stockholders Beneficially Own, in the aggregate, fewer than 26,000,000 Company Shares, as adjusted for stock splits, stock combinations, and the like, but greater than or equal to five percent (5%) of the total number of outstanding Company Shares, the Koch Stockholders shall be entitled to nominate one (1) individual to the Company Board to serve as a Koch Director. In the event that the Koch Stockholders Beneficially Own, in the aggregate, less than five percent (5%) of the total number of outstanding Company Shares, the Koch Stockholders shall not be entitled to nominate any individual to the Company Board pursuant to this Section 3.3. No delay by the Koch Stockholders in nominating any individual to the Company Board pursuant to this Section 3.3(b) shall impair its right to subsequently nominate any individual to the Company Board pursuant to this Section 3.3(b). In the event that the Koch Stockholders have nominated less than the total number of nominees that the Koch Stockholders are entitled to nominate to the Company Board pursuant to this Section 3.3(b), the Koch Stockholders shall have the right, at any time, to nominate such additional nominees to the Company Board to which they are entitled, in which case, the Company shall take all Necessary Action, to enable the Koch Stockholders to nominate and effect the election or appointment of such additional individuals to the Company Board.

(c)           Sponsor Director. For so long as the Sponsor Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to or greater than 5,116,000 Company Shares, as adjusted for stock splits, stock combinations, and the like, the Sponsor Nominator (on behalf of the Sponsor Stockholders) shall be entitled to nominate one (1) individual to the Company Board to serve as the Sponsor Director. In the event that the Sponsor Stockholders Beneficially Own, in the aggregate, fewer than 5,116,000 Company Shares, as adjusted for stock splits, stock combinations, and the like, the Sponsor Nominator (on behalf of the Sponsor Stockholders) shall not be entitled to nominate any individual to the Company Board pursuant to this Section 3.3(c). In the event that the Sponsor Nominator has not nominated any individual to the Company Board that the Sponsor Nominator is entitled to nominate pursuant to this Section 3.3(c), the Sponsor Nominator shall have the right, at any time, to nominate such nominee to which it is entitled, in which case, the Company shall take all Necessary Action, to enable the Sponsor Nominator (on behalf of the Sponsor Stockholders) to nominate and effect the election or appointment of such individual.

(d)           Decrease in Directors. Upon any decrease in the number of Directors that the Getty Family Nominator, the Koch Stockholders or the Sponsor Nominator, as applicable, are entitled to designate for nomination to the Company Board pursuant to Section 3.3(a), Section 3.3(b) or Section 3.3(c), the Getty Family Stockholders, the Koch Stockholders or the Sponsor Stockholders, as applicable, shall take all Necessary Action to cause the appropriate number of Getty Family Directors, Koch Directors or Sponsor Director, as applicable, to offer to tender their resignation promptly, and no later than, sixty (60) days prior to the expected date of the Company’s next annual meeting of stockholders. For the avoidance of doubt, following such decrease in the number of Directors that the Getty Family Nominator, the Koch Stockholders or the Sponsor Nominator, as applicable, are entitled to designate for nomination to the Company Board pursuant to Section 3.3(a), Section 3.3(b) or Section 3.3(c), as applicable, there will be no increase in the number of Directors that the Getty Family Nominator, the Koch Stockholders or the Sponsor Nominator, as applicable, may designate to the Company Board pursuant to Section 3.3(a), Section 3.3(b) or Section 3.3(c), as applicable, notwithstanding any increase in the applicable ownership percentage that brings the Getty Family Stockholders, the Koch Stockholders or the Sponsor Stockholders, as applicable, to the ownership percentage set forth in Section 3.3(a), Section 3.3(b) or Section 3.3(c), as applicable, that was required to nominate such Director who has tendered (or will tender) its resignation as a result of such earlier decrease. Notwithstanding the foregoing, the Company Board may, in its sole discretion and with the express written consent of such individual, recommend for nomination a Getty Family Director, Koch Director or Sponsor Director that has tendered his or her resignation pursuant to this Section 3.3(d).

3.4           Removal; Resignation. Except as provided in Section 3.3(d), and subject to the Certificate of Incorporation and Bylaws, an Investor Director may be removed from the Company Board only upon the written request of the Investor Stockholder entitled to nominate such individual pursuant to Section 3.3. Any Investor Director may resign at any time upon notice to the Company. If any Investor Stockholder that is entitled to nominate an Investor Director hereunder notifies the Company that such Investor Stockholder desires to remove such Investor Director previously nominated by such Investor Stockholder, with or without cause, then such Director shall be removed from the Company Board and the parties shall take all Necessary Action to cause such removal of such Director, including voting all Company Shares in favor of, or executing a written consent authorizing, such removal.

3.5           Vacancies. In the event that a vacancy is created on the Company Board at any time by the death, disability, retirement, resignation or removal of any Investor Director, each Party shall take all Necessary Action as will result in the election or appointment as an Investor Director of an individual nominated to fill such vacancy and serve as an Investor Director by the applicable Investor Stockholder, that had, pursuant to Section 3.3, nominated the Investor Director whose death, disability, retirement, resignation or removal resulted in such vacancy on the Company Board. Notwithstanding anything to the contrary, the director position for such Investor Director shall not be filled pending such designation and appointment, unless the applicable Investor Stockholder fails to nominate an individual to fill such position for more than twenty (20) days following the creation of such vacancy, after which the Company may appoint a successor Director until the applicable Investor Stockholder makes such designation.

3.6           Chairman of the Board. The chairman of the Company Board (the “Chairman”) shall preside at all meetings of the Company Board and shall exercise such powers and perform such other duties as shall be determined from time to time by the Company Board in accordance with the Certificate of Incorporation and the Bylaws. The Chairman shall initially be Mark Getty. For so long as the Getty Family Nominator is entitled to nominate two (2) Directors to the Company Board pursuant to Section 3.3(a), the Getty Family Nominator shall be entitled to designate the Chairman.

3.7           Committees. The Company Board shall establish and maintain committees in accordance with the Certificate of Incorporation and the Bylaws as well as the applicable requirements of the NYSE. For as long as each of the Getty Family Nominator, Koch Stockholders and the Sponsor Nominator is entitled to designate for nomination one (1) individual to the Company Board pursuant to Section 3.3(a), each committee of the Company Board shall, at the Getty Family Nominator’s, Koch Stockholders’ or Sponsor Nominator’s, as applicable, option, include at least one (1) Getty Family Director, Koch Director or Sponsor Director, as applicable, subject to applicable Law, the rules and regulations of the SEC and the requisite independence requirements of the NYSE applicable to such committee.

3.8           Board Observer. For so long as the Getty Family Nominator (on behalf of the Getty Family Stockholders), Koch Stockholders or Sponsor Nominator (on behalf of the Sponsor Stockholders), as applicable, is entitled to nominate one (1) individual to the Company Board to serve as the Getty Director, Koch Director or Sponsor Director, as applicable, pursuant to Section 3.3(c), the Company will permit an individual designated by the Getty Family Nominator, Koch Stockholders, or Sponsor Nominator, as applicable, from time to time (each, an “Observer”) to attend meetings of the Company Board and of any committee thereof as a non-voting observer, and will give such individual notice of such meetings at the same time and in the same manner as notice to the Directors or any advisory board members. Observer shall be entitled to concurrent receipt of any materials provided to the Company Board or any committee thereof, provided, however, that such Observer shall agree to hold in confidence and trust all information so provided.

3.9           Expenses; Indemnification; Insurance.

(a)           The Company shall cause the Investor Directors to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Company Board and any committees thereof, including travel, lodging and meal expenses.

(b)           For so long as an Investor Director is serving as a Director, (i) the Company shall provide such director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors and (ii) the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting such Investor Director as and to the extent consistent with applicable Law, the Certificate of Incorporation, the Bylaws and any indemnification agreements with directors (whether such right is contained in such organizational documents or another document) (except to the extent such amendment or alteration permits the Company to provide broader or substantially similar indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(c)           The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Company Board to be reasonable and customary and (ii) for so long as Investor Director serves as a Director, maintain such coverage with respect to such Investor Directors; provided that upon removal or resignation of such Investor Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

3.10         Further Actions.

(a)           The Company hereby agrees to take all Necessary Action to (i) call, or cause the Company Board to call, a meeting of stockholders of the Company as may be necessary to cause the election as Directors of those individuals nominated by Investor Stockholders in accordance with the provisions of this Section 3 and (ii) include in the slate of nominees recommended by the Company Board for election at any meeting of stockholders (and in any election by written consent) called for the purpose of electing as Directors the individuals nominated by Investor Stockholders pursuant to this Section 3 and to nominate and recommend each such individual to be elected as a Director as provided herein, and to use the same efforts to cause the election of such nominees as it uses to cause other nominees recommended by the Company Board to be elected, including soliciting proxies or consents in favor thereof.

(b)           Each of the Investor Stockholders and the Management Stockholders hereby agrees to take all Necessary Action to, and to vote all Equity Securities owned or held of record by such Investor Stockholder or Management Stockholders, as applicable, at any such meeting of stockholders of the Company, or take all actions by written consent in lieu of any such meeting as may be necessary, to (i) cause the Company to elect as Directors those individuals included in the slate of nominees proposed by the Company Board to the Company’s stockholders for each election of Directors, including the nominees designated by any Investor Stockholders in accordance with this Article 3, and to otherwise effect the intent of the provisions of this Article 3 and (ii) comply with all obligations of such Investor Stockholder or Management Stockholder, as applicable, pursuant to the terms of this Section 3 and to take such actions as may be reasonably necessary or appropriate to give full effect to the rights, benefits, obligations and liabilities contemplated by Section 3.

3.11         Restrictions on Other Agreements. No Investor Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Company Shares or the New CCNB Class B Shares nor shall any Investor Stockholder enter into any other agreements or arrangements of any kind with any Person with respect to the Company Shares or the new CCNB Class B Shares on terms which conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other holders of Company Shares that are not parties to this Agreement or otherwise).

4.             Lock-Up.

4.1           Transfers of Shares. Each of (a) the Lock-Up Holders and (b) the Founder Holders agrees that he, she or it will not, during the Existing Investor Lock-Up Period (with respect to the Lock-Up Holders) or during the Founder Shares Lock-Up Period (with respect to the Founder Holders), Transfer any Lock-Up Shares. The “Lock-Up Shares” means any (i) New CCNB Class A Common Shares or New CCNB Class B Common Shares Beneficially Owned by the Lock-Up Holders or the Founder Holders, as applicable, as of the Closing Date and (ii) any options or warrants to purchase any Company Shares, or any securities or agreements convertible into, exchangeable for or that represent the right to receive Company Shares, or any interest in any of the foregoing, Beneficially Owned by the Lock-Up Holders as of the Closing Date (including, for the avoidance of doubt, any New CCNB Class A Common Shares issued upon the occurrence of the applicable Triggering Event or Acceleration Event in accordance with the Business Combination Agreement); provided, however, that the following categories shall not be “Lock-Up Shares” for purposes of this Agreement: (A) any Equity Securities purchased by NBOKS (or Affiliate thereof) or any Founder Holder (or Affiliate thereof) pursuant to the Forward Purchase Agreement or any other forward purchase agreement entered into with CCNB in connection with CCNB’s initial public offering, (B) any Equity Securities purchased by NBOKS or any Affiliate of NBOKS in connection with the Backstop Agreement, (C) any Equity Securities issued pursuant to any Subscription Agreement (as defined in the Business Combination Agreement) entered into with CCNB and New CCNB in connection with the entry into the Business Combination Agreement, (D) any warrants held by a Founder Holder (or Affiliate thereof) to purchase New CCNB Class A Common Shares or any New CCNB Class A Common Shares underlying such warrants and (E) with respect to the Getty Stockholders and Koch Stockholders or Founder Holders (or Affiliates thereof), any Equity Securities acquired in the PIPE Investment or in any Permitted Equity Financing or any other equity investment made in New CCNB or CCNB after the date hereof and prior to or at the Closing. During the Existing Investor Lock-Up Period (with respect to the Lock-Up Holders) or during the Founder Shares Lock-Up Period (with respect to the Founder Holders), any purported Transfer of Lock-Up Shares other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

4.2           Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Existing Investor Lock-Up Period (with respect to the Lock-Up Holders) or during the Founder Shares Lock-Up Period (with respect to the Founder Holders), a Lock-Up Holder or a Founder Holder, as applicable, may Transfer, without the consent of the Company, any of such Lock-Up Holder’s Lock-Up Shares or any such Founder Holder’s Lock-Up Shares to (a) any of such Lock-Up Holder’s Permitted Transferees or such Founder Holder’s Permitted Transferees, as applicable, upon written notice to the Company, (b) by virtue of the Amended and Restated Operating Agreement of CC Neuberger Principal Holdings II Sponsor LLC, as amended, supplemented or modified, from time to time or (c) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares for cash, securities or other property subsequent to the Closing; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (a) or (b) above, the restrictions and obligations contained in Section 4 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares and such Transferee shall agree to be bound by such restrictions and obligations in writing and acknowledged by the Company.

4.3           10b-5 Plans. Each Lock-Up Holder or Founder Holder shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Existing Investor Lock-Up Period, provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Shares during the Existing Investor Lock-Up Period (with respect to the Lock-Up Holders) or during the Founder Shares Lock-Up Period (with respect to the Founder Holders) and no public announcement or filing is voluntarily made or required regarding such plan during the Existing Investor Lock-Up Period (with respect to the Lock-Up Holders) or during the Founder Shares Lock-Up Period (with respect to the Founder Holders).

4.4           Transfer Agent. Each of the Lock-Up Holders and the Founder Holders also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Shares except in compliance with the restrictions contained in this Agreement and to the addition of a legend to such Lock-Up Holder’s or Founder Holders’, as applicable, Lock-Up Shares describing the restrictions contained in this Agreement.

5.             Coordination of Material Sales of Shares. Following the end of the Existing Investor Lock-Up Period, the Getty Family Stockholders and the Koch Stockholders shall form a committee (the “Coordination Committee”) for the purpose of facilitating communication among the Getty Family Stockholders and the Koch Stockholders with respect to any Material Sale of Shares which Coordination Committee shall be comprised of two (2) members, with one (1) representative designated by each of the Getty Family Nominator and the Koch Stockholders. If any Getty Family Stockholders or Koch Stockholders decides that they wish to pursue a Material Sale of Shares, before acting to carry out any such Transfer, they shall inform the Coordination Committee with the aim of optimizing the execution of such sale in a manner to minimize any potential material adverse impact the Company’s stock price. Notwithstanding the foregoing, the Coordination Committee shall be dissolved at the earlier of such time that either the Getty Family Stockholders or the Koch Stockholders own less than five percent (5%) of the issued and outstanding Company Shares.

6.             Certain Other Agreements.

6.1           Sharing of Information. Individuals associated with each of the Investor Stockholders may from time to time serve on the Company Board or the equivalent governing body of the Company’s Subsidiaries. The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (a) will from time to time receive Company Confidential Information and (b) may (subject to the obligation to maintain the confidentiality of such Company Confidential Information in accordance with Section 6.2) share such Company Confidential Information with other individuals associated with such Investor Stockholder (“Associated Individuals”). Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as Directors (or members of the governing body of any Subsidiary) and enabling such Investor Stockholder as an equityholder, to better evaluate the Company’s performance and prospects. The Company, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.

6.2           Company Confidential Information.

(a)           Each of the Parties recognize that it, or its Affiliates, Permitted Transferees and Representatives, has acquired or will acquire Company Confidential Information in connection with this Agreement or otherwise, the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each Party, severally and not jointly, covenants and agrees with the Company that it will not (and will cause its respective Affiliates, Associated Individuals and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Company Confidential Information known to it to any third party. Nothing in this Agreement shall prohibit any of the Investor Stockholders from disclosing Company Confidential Information to any Affiliate, Representative, limited partner, member, shareholder or beneficiary of such Investor Stockholder in accordance with Section 6.1; provided that such Investor Stockholder shall be responsible for any breach of this Section 6.2 by any such Person. No Company Confidential Information shall be deemed to be provided to any Person, including any Affiliate of a Party and no Person shall have any obligation hereunder, unless such Company Confidential Information is actually received by such Person. Notwithstanding the foregoing or anything to the contrary herein, each of the Investor Stockholders may disclose Company Confidential Information in connection with routine supervisory audit or regulatory examinations (including by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination, provided that (i) such routine audit or examination does not specifically target the Company, any of its subsidiaries or the Company Confidential Information and (ii) each Investor Stockholder that is a private equity, venture capital or other investment firm and their respective Affiliates may provide information about the subject matter of this Agreement to prospective and existing investors in connection with fund raising, marketing, informational, transactional or reporting activities.

(b)           Each of the Parties shall cause their respective Affiliates, Associated Individuals and Representatives to abide by and comply with the provisions of this Section 6.2. Each of the Parties shall with respect to the Company Confidential Information, be liable to the Company for any and all breaches of and failures to abide by the confidentiality and use restrictions set forth herein by such Party, its Affiliates, Associated Individuals and its and their Representatives. Notwithstanding anything to the contrary herein or otherwise, any liability for breach of this Section 6.2 shall survive the termination of this Agreement and shall continue in effect forthwith. Further, no Affiliate or portfolio company of a Party shall be deemed to be a Representative hereunder for purposes of this Section 6.2 solely due to the fact that one of such Person’s employees who has received or had access to Company Confidential Information, serves as an officer or member of the board of directors (or similar governing body) of such Affiliate or portfolio company; provided, that such employee does not provide Company Confidential Information, to the other directors, officers or employees of such Affiliate or portfolio company.

(c)           For purposes of this Section 6.2, “Company Confidential Information” shall not include, with respect to any Person, information: (i) which such Person (or its Affiliates) can demonstrate was already in the possession of such Person (or its Affiliates) prior to its receipt from the Company or any Subsidiary thereof lawfully and from a source not subject to any confidentiality obligation to such Person, the Company, the Investor Stockholders, the Management Stockholders, their respective Affiliates or the foregoing’s respective Representatives, (ii) which such Person (or its Affiliates) can demonstrate was learned from sources other than the Company, the Investor Stockholders, the Management Stockholders, their respective Affiliates or the foregoing’s respective Representatives and, that to the knowledge of such Person (or its Affiliates), is not bound by any duty of confidentiality to any Person in respect of such information, after such information was disclosed by the Company or its Subsidiaries, (iii) which is or becomes generally available to the public or the participants in the industry in which the Company and its Subsidiaries participate, other than as a result of a disclosure by such Person, any of its Affiliates or any of its or its Affiliates’ respective Representatives in violation hereof, (iv) which is required by applicable Law or court of competent jurisdiction or requested by any governmental, administrative or regulatory authorities; provided that such Person or its Affiliates promptly notifies the Company of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of the Company, to minimize the extent of any such required disclosure or (v) which is independently developed by such Person or its Affiliates without use, reliance upon or reference to Company Confidential Information.

7.             Notices. In the event a notice or other document is required to be sent hereunder to the Company or the other Parties, such notice or other document shall be given in writing, shall be either personally delivered to the Company or to the applicable Party or delivered by an established delivery service by which receipts are given or mailed by first-class mail, postage prepaid, or sent by electronic mail, addressed to the party entitled to receive such notice or other document pursuant to the contact information for each party set forth on Annex I hereto. All notices, other communications or documents shall be deemed to have been duly given: (a) at the time delivered by hand, if personally delivered; (b) when sent, if by electronic mail (except if any error or “bounce back” electronic mail message is received by the sender and, in such case, upon actual receipt by the party to whom such notice or document is being sent); (c) five (5) Business Days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (d) on the first Business Day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt. Without limiting the foregoing, each of the Company and the other Parties agrees to receive notice under the Certificate of Incorporation and Bylaws or under the DGCL, or under the organizational documents and applicable entity law of any Subsidiary of the Company to the contact information for each party set forth on Annex I hereto.

8.             Miscellaneous.

8.1           Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. EACH PARTY ACKNOLWEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT. Each of the Parties (i) submits to the exclusive jurisdiction and venue of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and (iii) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.1, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding the foregoing in this Section 8.1, a Party may commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

8.2           Binding Effect. This Agreement shall be binding upon the Company, each of the parties hereto, and their respective permitted successors and assigns.

8.3           Amendment. This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, from time to time by an instrument in writing signed by (a) the Company and each of the Getty Family Stockholders, Koch Stockholders and Sponsor Stockholders, in each case only to the extent such Stockholder Party (or its applicable nominator) is entitled to designate for nomination to the Company Board at least one (1) Director pursuant to Section 3.3(a), Section 3.3(b) or Section 3.3(c), as applicable, and (b) with respect to any amendment, modification or supplement of this Agreement that would materially and adversely affect any Party in a manner that is disproportionate to the other Parties, the Company and such affected Party. Upon obtaining any such consent and without any further action or execution by the other Stockholder Parties, (i) any amendment, modification, supplement or waiver of this Agreement may be implemented and reflected in writing executed solely by the Company and the consenting Stockholder Parties and (ii) each other Stockholder Party shall be deemed a party to and bound by such amendment, modification, supplement or waiver. Notwithstanding any of the foregoing, any amendments, modifications, supplementations or changes to any provision related to the Getty Family Stockholders or their rights or obligations, or Koch Stockholders or their rights or obligations, or Sponsor Stockholders or their rights or obligations, as applicable, under the Agreement shall require the consent of the Getty Family Stockholders or Koch Stockholders or Sponsor Stockholders, as applicable.

8.4           Effectiveness; Termination. This Agreement shall be effective as of and conditioned upon the occurrence of the Closing. In the event the Business Combination Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Unless earlier terminated by the mutual agreement of the Company and each Investor Stockholder, this Agreement shall terminate with respect to a Stockholder Party upon such later time he, she or it (or any of their applicable nominator) ceases to (x) have the right to designate for nomination to the Company Board at least one (1) Director pursuant to Section 3.3(a), Section 3.3(b) or Section 3.3(c), as applicable or (y) own one percent (1%) of the Company Shares; provided that such termination shall not release any party of any liability for any breach of this Agreement occurring prior to such termination.

8.5           Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 8.5 shall not be required to provide any bond or other security in connection with any such injunction.

8.6           Counterparts. This Agreement may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may be executed by facsimile or .pdf signature which shall constitute an original for all purposes.

8.7           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by applicable Law.

8.8           Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

8.9           Waiver. No course of dealing between or among the Company or its Subsidiaries, any of the Parties or any delay in exercising any rights hereunder will operate as a waiver of any rights of any Party. The failure of any Party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

8.10         Entire Agreement. Except as otherwise expressly provided, this Agreement sets forth the entire agreement of the Parties as to the subject matter hereof and supersedes all previous and contemporaneous agreements among all or some of the Parties, whether written, oral or otherwise, as to such subject matter. Unless otherwise provided herein, any consent required by any party hereto may be withheld by such party in its sole and absolute discretion.

8.11         No Third Party Beneficiaries. Except as expressly provided in this Agreement, none of the provisions in this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, their respective heirs, executors, administrators, successors and assigns and, with respect to Section 8.13 only, Related Parties. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

8.12         Changes in Company Equity Securities. If, and as often as, there are any changes in the Equity Securities of the Company by way of a dividend, distribution, stock split or combination, reclassification, recapitalization, exchange or readjustment, whether in a merger, consolidation, conversion or similar transaction, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Equity Securities of the Company as so changed.

8.13         No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Related Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Related Parties, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Related Party, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Related Party may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Related Party is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Related Party is intended as a third-party beneficiary of this Section 8.13.

8.14         Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Party to a Permitted Transferee of such Party; provided, however, that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Permitted Transferee and the Equity Securities of the Company with respect to which such rights are being transferred; and (b) such Permitted Transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

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IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.

Getty Investments L.L.C.

By:	/s/ Getty Investments L.L.C.

[Signatures continued on following page.]

Signature Page to Stockholders Agreement

Mark Getty

By:	/s/ Mark Getty
Name: Mark Getty

[Signatures continued on following page.]

Signature Page to Stockholders Agreement

The October 1993 Trust and The Options Settlement

By:	/s/ The October 1993 Trust and The Options Settlement

[Signatures continued on following page.]

Signature Page to Stockholders Agreement

Koch Icon Investments, LLC

By:	/s/ Michael Harris
Name: Michael Harris
Title: Vice President

[Signatures continued on following page.]

Signature Page to Stockholders Agreement

CC Neuberger Principal Holdings II Sponsor LLC

By:	/s/ Chinh E. Chu
Name: Chinh E. Chu
Title: Authorized Signatory

[Signatures continued on following page.]

Signature Page to Stockholders Agreement

CC NB Sponsor 2 Holdings LLC

By:	/s/ Chinh E. Chu
Name: Chinh E. Chu
Title: Authorized Signatory

[Signatures continued on following page.]

Signature Page to Stockholders Agreement

Neuberger Berman Opportunistic Capital Solutions
Master Fund LP

By:	/s/ Charles Kantor
Name: Charles Kantor
Title: Managing Director

[Signatures continued on following page.]

Signature Page to Stockholders Agreement

Joel Alsfine

By:	/s/ Joel Alsfine
Name: Joel Alsfine

[Signatures continued on following page.]

Signature Page to Stockholders Agreement

James Quella

By:	/s/ James Quella
Name: James Quella

[Signatures continued on following page.]

Signature Page to Stockholders Agreement

Jonathan Gear

By:	/s/ Jonathan Gear
Name: Jonathan Gear

Signature Page to Stockholders Agreement

Schedule A
Stockholders

Getty Investments L.L.C.

Mark Getty

The October 1993 Trust and The Options Settlement

Koch Icon Investments, LLC

CC Neuberger Principal Holdings II Sponsor LLC

CC NB Sponsor 2 Holdings LLC

Neuberger Berman Opportunistic Capital Solutions Master Fund LP

Joel Alsfine

James Quella

Jonathan Gear

Schedule B

Lock-Up Holders

Getty Investments L.L.C.

Mark Getty

The October 1993 Trust

The Options Settlement

Koch Icon Investments, LLC

Schedule C

Management Stockholders

[Management Stockholders to be added.]

ANNEX I

ADDRESSES FOR NOTICE

To Getty Family Stockholders:

5390 Kietzke Lane, Suite 202

Reno, Nevada 89511

Attn:	Mark J. Jenness

Jeremiah J. Sullivan

Email:  admin@suttonpl.com

To Koch Stockholders:

Koch Icon Investments, LLC

4711 East 37th Street North

Wichita, KS 67220

Attention: Brett Watson & Michael Harris

Email: Brett.Watson@kochind.com; Michael.Harris@kochind.com

with a copy (which will not constitute notice) to:

Koch Companies Public Sector, LLC

4711 East 37th Street North

Wichita, KS 67220

Attention: Raffaele Fazio

Email: Raffaele.Fazio@kochps.com

To the Sponsor Stockholders or the Founder Holders:

c/o CC Neuberger Principal Holdings II

200 Park Avenue, 58th Floor

New York, NY 10166

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Lauren M. Colasacco, P.C.

E-mail: lauren.colasacco@kirkland.com